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                                                             Exhibit (a)(5)(HHH)

     SENATE
     MAJORITY LEADER
     KEN SIKKEMA
====================
NEWS RELEASE

FOR IMMEDIATE RELEASE                               CONTACT: Bill Nowling
Tuesday, June 24, 2003                              (517) 373-5899
                                                    BNOWLING@SENATE.MICHIGAN.GOV


                        SIKKEMA: SHAREHOLDERS PROTECTION
                       BILL ON HOLD; NO ACTION UNTIL FALL

LANSING - Citing the need to balance Michigan's budget and the overwhelming complexity of corporate governance law, Senate Majority Leader Ken Sikkema today said the "Shareholders Protection Bill" will not be acted on before lawmakers recess for the summer.

         "Our first priority is balancing the budget and putting Michigan's fiscal house in order," Sikkema said. "This bill is distracting our attention from the very pressing issues facing all Michigan residents.

         "This bill deals with a very complex area of state law concerning corporate governance and the testimony it received - for and against - has been compelling and overwhelming. We need to consider this bill after the Legislature balances Michigan's budget when it can receive the attention it deserves."

         House Bill 4764 amends state law governing acquisitions of publicly held Michigan corporations by allowing shareholders to form a voting block opposing a hostile takeover. The bill is currently in the Senate Commerce and Labor Committee.

         Sikkema said a specific date when the committee will take up the bill will not be set until after lawmakers return from their summer recess in September.

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